UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: December 21, 2006
Date of earliest event reported: December 18, 2006

PFIZER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3619	13-5315170
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
235 East 42nd Street New York, New York (Address of principal executive offices)
10017 (Zip Code)

Registrant's telephone number, including area code:

(212) 573-2323

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Henry A. McKinnell served as an executive of Pfizer Inc. (“Pfizer”) for 36 years, beginning in 1971. He became Chief Executive Officer in 2001, and subsequently entered into an employment agreement with Pfizer dated as of January 1, 2001 (the “Employment Agreement”). Among other provisions pertaining to Dr. McKinnell’s compensation and conditions of service, the Employment Agreement specifies the parties' rights and obligations upon the termination of his employment for various reasons.

On July 28, 2006, Pfizer announced that Jeffrey B. Kindler would succeed Dr. McKinnell as Chief Executive Officer of Pfizer effective July 31, 2006 (“Resignation Date”). At that time, it was agreed that Dr. McKinnell would continue to serve as the Chairman of the Board of Directors of Pfizer (the “Board”) and as a Pfizer employee through February 28, 2007 (“Termination Date”), so there would be an orderly transition of his responsibilities. On December 18, 2006, Dr. McKinnell resigned from his position as Chairman of the Board.

The Board’s replacement of Dr. McKinnell as Chief Executive Officer with Mr. Kindler contractually obligated Pfizer under the Employment Agreement to provide Dr. McKinnell with certain severance payments and benefits.

In addition, Pfizer is obligated to provide Dr. McKinnell with pension benefits under Pfizer’s retirement annuity plan and supplemental retirement annuity plan as well as distributions with respect to prior compensation that Dr. McKinnell elected to defer under Pfizer’s supplemental savings plan and other deferred compensation plans for personal tax-planning purposes. A major payment obligation to Dr. McKinnell is for pension benefits with an estimated lump sum value of approximately $82 million, which was previously disclosed in Pfizer’s 2006 Definitive Proxy Statement filed on March 16, 2006. Another major obligation is the payment of approximately $78 million of nonqualified deferred compensation owed to Dr. McKinnell, which will be paid in accordance with his payment elections under such plans. This amount includes approximately $67 million of Dr. McKinnell’s own money from prior compensation that he had earned and voluntarily elected to defer with Pfizer. Pfizer has had the use of these funds in the business during the deferral period and has credited Dr. McKinnell with investment returns applicable to each deferral. No above-market or preferential earnings have been credited. This amount also includes matching contributions to which he, like other Pfizer employees participating in the plan, was entitled to receive under Pfizer’s supplemental savings plan.

On December 18, 2006, Pfizer entered into an agreement with Dr. McKinnell which details the terms of his departure from Pfizer (the “Agreement”). Under the Agreement, Dr. McKinnell has agreed to step down from his position on the Board and to retire from employment and all other positions with Pfizer then held by him on the Termination Date. Dr. McKinnell will continue to be paid his regular base salary, and continue to be eligible to participate in Pfizer’s employee benefit plans and programs and to receive certain protective services from Pfizer, through the Termination Date.

The amounts and benefits payable to Dr. McKinnell as a result of his departure as Chief Executive Officer do not exceed or are less than the amounts and benefits that Pfizer would have been obligated to pay under the Employment Agreement had his employment terminated without cause on the Resignation Date. Under the Agreement, Dr. McKinnell will receive the following payments and benefits as a result of his departure: (i) severance of $11,941,000, payable in a single lump sum on March 15, 2007, which equals two times the sum of his base salary and 2005 bonus, (ii) payment on March 15, 2007 of a pro-rata bonus for 2006 in the amount of $2,158,300, which equals his 2005 bonus prorated through the Resignation Date, (iii) payment on March 15, 2007 of $305,644 for accrued but unused vacation time through the Termination Date, (iv) the benefits, or payment of $576,573 on March 15, 2007 for the nominal value of the benefits, Dr. McKinnell would receive under Pfizer’s savings plan, supplemental savings plan and medical, dental, life insurance, long-term disability and financial counseling programs if his employment with Pfizer had continued for two additional years, (v) full vesting of all unvested restricted stock and restricted stock unit awards, with a value of $5,783,156, based on the closing price of Pfizer common stock on December 13, 2006, and full vesting of all unvested stock options with continued exercisability of all stock options through the expiration dates of such options, each in accordance with their original terms and conditions (including Dr. McKinnell’s compliance with restrictions on competition, disclosure or misuse of confidential information and engaging in certain activities harmful to Pfizer), and (vi) continued medical and dental coverage under Pfizer’s retiree plans for himself and his partner, subject to the terms of such plans. In addition, under the Agreement, Dr. McKinnell’s outstanding performance-contingent share and performance share awards will be settled in accordance with the original terms and conditions of such awards (including Dr. McKinnell’s compliance with restrictions on competition, disclosure or misuse of confidential information and engaging in certain activities harmful to Pfizer) by the delivery of a number of shares of common stock calculated based on Pfizer’s actual performance relative to the pharmaceutical peer group during each applicable performance period, assuming for this purpose that Dr. McKinnell remained employed by Pfizer through the date of payment, except that the amount of the award for the performance periods that commenced on January 1, 2003 and January 1, 2005 and with respect to 198,000 target shares subject to the award for the performance period that commenced on January 1, 2004 will be prorated for the number of days during the applicable performance period Dr. McKinnell was employed by Pfizer. If target level performance is achieved with respect these outstanding awards, Dr. McKinnell would receive in settlement of such awards 719,533 shares of Pfizer common stock with an aggregate value of $18,268,943, based on the closing price of Pfizer common stock on December 13, 2006. Additional information about the terms and conditions of Dr. McKinnell’s performance-contingent share and performance share awards is contained in Pfizer’s Definitive Proxy Statement filed on March 16, 2006 and Pfizer’s Form 8-K filed on February 24, 2006. Dr. McKinnell did not and will not receive any additional grants of share or equity-based awards after the Resignation Date.

If any payment or benefit required under the Agreement cannot be provided or made at the specified time without incurring sanctions under Section 409A of the Internal Revenue Code, then such benefit or payment shall be provided in full at the earliest time when such sanctions will not be imposed. If the severance, pro-rata bonus or accrued vacation payments described above are delayed to avoid sanctions under Section 409A, Pfizer has agreed to pay interest at a market rate on these amounts during such delay.

In the Agreement, Dr. McKinnell has agreed to be bound by customary confidentiality and non-competition covenants following the Terminate Date, to provide reasonable litigation assistance to Pfizer and its counsel following the Terminate Date and to execute a release of claims in favor of Pfizer.

Dr. McKinnell’s and Pfizer’s rights and obligations under the Employment Agreement (other than Dr. McKinnell’s right to indemnification, which survives) and the Change in Control Severance Agreement between Pfizer and Dr. McKinnell, as amended, have been terminated as a result of the execution of the Agreement.

Nonqualified Deferred Compensation

Dr. McKinnell will receive approximately $78 million of nonqualified deferred compensation in accordance with Pfizer’s supplemental savings and other deferred compensation plans (excluding the supplemental retirement annuity plan), which includes approximately $67 million of his own money from prior compensation he had earned and voluntarily elected to defer. Amounts deferred at the election of Dr. McKinnell were previously disclosed in the Summary Compensation Table contained in the Proxy Statement for the fiscal year in which earned in accordance with applicable SEC disclosure requirements then in effect.

Set forth below is certain additional information about Dr. McKinnell’s nonqualified deferred compensation under Pfizer’s supplemental savings and other deferred compensation plans, including Pfizer’s contributions, aggregate earnings and the balance of Dr. McKinnell’s account under such plans on December 13, 2006.

Nonqualified Deferred Compensation

Program	Dr. McKinnell’s Contributions	Pfizer’s Contributions	Aggregate Earnings	Balance on December 13, 2006
Supplemental Savings (401(k) Type) Plan(1)	$10,770,489	$2,508,029		$13,278,518
Deferred Performance-Contingent Shares (2)	$37,599,112		$4,169,977	$41,769,089
Deferred Bonuses (3)	$18,788,495		$4,073,839	$22,862,334
Totals	$67,158,096	$2,508,029	$8,243,816	$77,909,941

(1) The amounts shown reflect net contributions and return on those contributions on December 13, 2006.
(2) Dr. McKinnell voluntarily elected to defer receipt of 1,480,863 shares of Pfizer common stock and received 164,237 shares (the value of which is shown in the “Aggregate Earnings” column) as reinvested dividends on the deferred shares. The values shown are based on the closing price of Pfizer common stock on December 13, 2006 ($25.39).
(3) Dr. McKinnell voluntarily elected to defer receipt of $18,788,495 of bonus amounts and has received $4,073,839 as investment income on those deferrals. Dr. McKinnell has deferred all or a portion of nine bonus awards. Over that period, he has earned 120% of the Federal long-term rate on those deferrals, which averaged an annual return of 5.7%.

Pension Benefits

Dr. McKinnell is entitled to receive pension benefits under Pfizer’s retirement annuity plan and supplemental retirement annuity plan as previously disclosed in Pfizer’s Definitive Proxy Statement filed on March 16, 2006. Set forth below are the number of years of plan service, his estimated annual pension payable on February 28, 2007, if selected, and the estimated lump sum value of his annual pension on February 28, 2007 under these plans.

Estimated Pension Benefits

	Number of Years of Plan Service	Annual Pension Payable on February 28, 2007	Lump Sum Value of Annual Pension (1)
Retirement Annuity Plan and Supplemental Retirement Annuity Plan	35	$6,646,142	$82,305,823

(1) The lump sum amount was estimated based on the current interest rate of 4.69%, which is the most recent published rate. The actual amount will be determined based on the interest rate effective for retirements on February 28, 2007.

Additional information about the retirement annuity plan and supplemental retirement annuity plan is contained in Pfizer’s Definitive Proxy Statement filed on March 16, 2006.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
Exhibit 10	Agreement between Pfizer Inc. and Henry A. McKinnell dated December 18, 2006.

SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

PFIZER INC.

By: /s/ Margaret M. Foran Margaret M. Foran
Title: Senior Vice President-Corporate Governance, Associate General Counsel and Corporate Secretary
Dated: December 21, 2006

EXHIBIT INDEX

Exhibit No.	Description

10	Agreement between Pfizer Inc. and Henry A. McKinnell dated December 18, 2006.